AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT

           THIS AMENDMENT No. 2 (the "Agreement") is made as of August 26, 2002 by and among OUTOKUMPU COPPER PRODUCTS OY, a Finnish company (“Buyer”) and LGL Holland B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and having its official seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Watergoorweg 87, 3861MA Nijkerk, The Netherlands and registered with the commercial register under 32069974 (“Seller”) and LGL Europe Holdings Co. (the “Guarantor”).

          Buyer, Seller and the Guarantor, intending to be legally bound and in consideration of the mutual promises herein contained, agree as follows:

           1.     Reference is made to a Share Purchase Agreement dated as of July 18, 2002 by and among Buyer, Seller and the Guarantor, as amended (the “Purchase Agreement”). Any specially capitalized terms not otherwise defined in this Agreement shall have the same meaning as set forth in the Purchase Agreement. Buyer, Seller and the Guarantor desire to amend the Purchase Agreement as set forth in this Agreement.

           2.     Buyer acknowledges that certain of the JV Transactions contemplated by the Shareholders Agreement and in particular (i) certain of the formal actions described on Attachment E relating to the share ownership transfers of the Acquired Companies in Italy, the Czech Republic and France as contemplated by Section 6.1 of the Purchase Agreement, have not been completed in all respects.  Without limiting the obligations of the Seller under Sections 6.1 or 11.6 of the Purchase Agreement, Seller agrees to take, or cause to be taken, all actions at its expense that are necessary or advisable to complete all of such JV Transactions.

           3.      Where the Seller has not completed a JV Transaction prior to Closing, until the respective JV Transaction with respect to an Acquired Company has been completed, the Seller agrees:

           (a)     that the respective Acquired Company shall be operated and managed in a manner in all respects consistent with the management, governance, funding and related provisions of the Shareholders Agreement as though such JV Transaction had been completed (“Shareholder Agreement Principles”) and otherwise in the Ordinary Course of Business;

           (b)     to manage such Acquired Company in cooperation with the Buyer and in accordance with the Shareholder Agreement Principles; and

           (c)     to agree with the Buyer and act on the Buyer's instructions with respect to (i) the naming of any managers, executives, board members or legal representatives of the respective Acquired Company, and (ii) any votes of such company’s shareholders or members, as the case may be, all consistent with the Shareholder Agreement Principles.

           4.     Notwithstanding, and in addition to, any other rights that the Buyer may have against the Seller as a result of the Seller’s failure to consummate any of the

JV Transactions, the Seller shall indemnify and hold harmless the Buyer, from and against any loss, liability, damage, cost and expenses (including legal costs and expenses) whatsoever incurred resulting from, arising out of, relating to or caused by the failure of any JV Transaction to be consummated as contemplated in the Purchase Agreement and Shareholders Agreement.

           The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy the Buyer may have for breach of representation, warranty, or covenant.

           5.     Section 2.2 of the Purchase Agreement is hereby amended to provide that $1,500,000 of the Preliminary Purchase Price (the “Withhold Amount”) shall not be paid at Closing and shall be withheld by Buyer until (i) the Share Purchase Agreement between LGL Holland B.V. and Outokumpu Heatcraft B.V. evidencing the transfer of the shares of the Acquired Company in the Czech Republic (Heatcraft Prague, s.r.o) to Outokumpu Heatcraft B.V. has been delivered to Heatcraft Prague, s.r.o. and (ii) the Commercial Court’s decision registering the transfer of the ownership interest enters into legal force (in Czech nabude právní moci) (the “Czech Share Transfer”). The Withhold amount will bear interest at a per annum rate equal to the Three Month London Interbank Offered Rates (“LIBOR”) for U.S. Dollars from the Effective Date plus eighty (80) basis points. Buyer shall pay the Withhold Amount plus accrued interest to Seller within two Business Days after receipt from Seller of evidence reasonably satisfactory to Buyer of the completion of the Czech Share Transfer.

           6.     Except as provided for in this Agreement, all of the provisions of the Purchase Agreement shall remain in full force and effect.

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        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Seller: LGL HOLLAND B.V. By: _______________________________ Name: Title:

By:_______________________________ Name: Title:

Guarantor: LGL EUROPE HOLDING CO. By:_______________________________ Name: Title:

Buyer: OUTOKUMPU COPPER PRODUCTS OY By:_______________________________ Name: Title: